Ferro Corporation and Subsidiaries
Segment Sales Excluding Precious Metals and Segment Gross Profit (Unaudited)
(Dollars in thousands)	Three months ended
	December 31,	September 30,	June 30,	March 31,
	2012	2012	2012	2012
Segment Net Sales
Pigments, Powders and Oxides	$32,500	$39,100	$43,023	$42,874
Performance Colors and Glass	78,946	75,389	93,246	87,735
Performance Coatings	140,641	137,228	157,315	152,514
Polymer Additives	69,580	79,881	83,450	87,724
Specialty Plastics	38,205	41,305	44,151	47,056

Total segment sales excluding precious metals	359,872	372,903	421,185	417,903
Sales of precious metals	39,906	35,962	54,361	42,522
Total net sales	$399,778	$408,865	$475,546	$460,425

Segment Gross Profit
Pigments, Powders and Oxides	$5,542	$5,870	$13,212	$7,032
Performance Colors and Glass	22,481	22,445	28,042	28,908
Performance Coatings	26,281	23,858	31,107	30,359
Polymer Additives	3,079	8,907	6,525	11,439
Specialty Plastics	5,980	7,035	7,565	8,659
Other cost of sales	(6,042)	(7,404)	(634)	(676)
Total gross profit	$57,321	$60,711	$85,817	$85,721

		Three months ended

	December 31,	September 30,	June 30,	March 31,
	2011	2011	2011	2011

Segment Net Sales
Pigments, Powders and Oxides	$41,248	$65,961	$72,798	$80,619
Performance Colors and Glass	81,914	90,947	95,262	91,475
Performance Coatings	149,019	153,366	163,480	136,700
Polymer Additives	74,198	85,633	91,271	85,863
Specialty Plastics	39,283	43,606	46,511	42,629

Total segment sales excluding precious metals	385,662	439,513	469,322	437,286
Sales of precious metals	50,536	99,697	118,778	130,058
Total net sales	$436,198	$539,210	$588,100	$567,344

Segment Gross Profit
Pigments, Powders and Oxides	$12,650	$26,994	$34,736	$42,962
Performance Colors and Glass	21,558	29,316	30,324	31,194
Performance Coatings	28,502	31,518	32,516	28,230
Polymer Additives	5,690	8,255	8,806	11,047
Specialty Plastics	6,036	6,243	6,681	6,082
Other cost of sales	(2,416)	(1,179)	(992)	(1,949)
Total gross profit	$72,020	$101,147	$112,071	$117,566

It should be noted that segment net sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.